Exhibit 99.1

Atlantic Coast Federal Corporation Expands and Extends Its Stock Repurchase Plan

Company Announces Rule 10b5-1 Trading Plan

WAYCROSS, Ga.--(BUSINESS WIRE)--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has expanded and extended its current stock repurchase program.

Under the present program, which was set to expire at the end of August 2008, the Company had remaining authorization to repurchase a total of approximately 57,000 shares. The board now has authorized the repurchase of up to 220,000 additional shares or approximately 5% of its currently outstanding publicly held shares of common stock, increasing to 277,000 the total shares subject to repurchase. The board also has extended the program to July 31, 2009, unless completed sooner or otherwise extended. Repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and depending on market conditions.

Currently, the Company has approximately 13,558,000 shares outstanding, including approximately 4,430,000 publicly held shares. Atlantic Coast Federal, MHC holds 8,728,500 shares or approximately 64% of the Company's total outstanding stock. These shares are not publicly traded and will not be subject to the Company's repurchase program.

Commenting on the announcement, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to announce the expansion and extension of our stock repurchase program, our fourth such authorization since the Company's initial public offering in 2004. These efforts remain an important element of our overall commitment to enhancing stockholder value and reflect our confidence in the Company's long-term strategies and future prospects."

The Company has established a Rule 10b5-1 stock trading plan that would allow stock repurchases by a broker, on behalf of the Company, during what otherwise would be considered a blackout period for the Company. Such repurchases would be subject both to daily limits as prescribed by Exchange Act Rule 10b-18 and certain price constraints, although block purchases may be permitted under certain circumstances. The Company will continue to manage stock repurchases outside of blackout periods.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376